NEWS RELEASE

Corporate Headquarters

96 South George Street

York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Samuel L. Hillard	Eileen L. Beck
	(717) 225-2743	(717) 225-2793
	samuel.hillard@glatfelter.com	eileen.beck@glatfelter.com

Glatfelter Elects Marie T. Gallagher to Board of Directors

YORK, Pennsylvania – February 21, 2020 – Glatfelter (NYSE: GLT), a leading global supplier of engineered materials, today announced Marie T. Gallagher, Senior Vice President and Controller of PepsiCo, Inc. (“PepsiCo”), has been elected to the Board of Directors. As PepsiCo’s Chief Accounting Officer, Ms. Gallagher is responsible for overseeing the company’s global financial reporting and Sarbanes-Oxley processes. She also works closely with the Audit Committee of PepsiCo’s Board of Directors.

“Marie’s tenured experience in public company accounting, financial reporting, strategic planning and transformation makes her an excellent addition to the Glatfelter Board of Directors,” said Dante C. Parrini, Chairman and Chief Executive Officer. “Marie is a proven leader within one of the world’s most iconic consumer brands, and we look forward to leveraging her financial acumen and knowledge of the global consumer goods industry as we continue to transform Glatfelter into a higher-margin, growth-oriented engineered materials company.”

In addition to her PepsiCo leadership roles, Ms. Gallagher is a member of several organizations, including the American Institute of Certified Public Accountants, American Woman’s Society of Certified Public Accountants, Financial Executives International, and New York State Society of Certified Public Accountants. She also serves on the Board of Directors for Junior Achievement of the Lower Hudson Valley, the Cottage in Darien (CT), and the Manhattan Theatre Club.

Ms. Gallagher is a 2010 inductee into the YWCA New York City Academy of Women.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials.  The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, the Company’s annualized net sales approximate $925 million with customers in over 100 countries and approximately 2,600 employees worldwide.  Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines.  Additional information about Glatfelter may be found at www.glatfelter.com.

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